Exhibit (a)(3)(iv)

Taro Announces Extraordinary General Meeting and Ordinary Class Meeting of Shareholders for Approval of Merger with Sun Pharmaceutical Industries Ltd.

New York, USA April 15, 2024 – Taro Pharmaceutical Industries Ltd. (NYSE: TARO) (“Taro” or the “Company”) today announced that it has called an extraordinary general meeting of its shareholders (the “Extraordinary General Meeting”), to be held on May 22, 2024, at 10:00 a.m., Israel time, and a class meeting (the “Ordinary Class Meeting” and together with the Extraordinary General Meeting, the “Meetings”) of the holders of the Company’s ordinary shares (the “Ordinary Shares”), to be held on May 22, 2024, at 11:00 a.m., Israel time, or immediately after the conclusion of the Extraordinary General Meeting, whichever is later, at Meitar Law Offices located at 16 Abba Hillel Road, 10th Floor, Ramat Gan, Israel. Following the Ordinary Class Meeting, a class meeting of the holders of the Company’s founders’ shares (the “Founder Shares”) will be held.

At the Meetings, Taro shareholders will be asked to consider and vote on the approval, pursuant to Section 320 of the Companies Law, 5759-1999 of the State of Israel (together with the regulations promulgated thereunder, the “Companies Law”), of the merger of Taro with Libra Merger Ltd., a company formed under the laws of the State of Israel (“Merger Sub”), under the control of Sun Pharmaceutical Industries Limited, a corporation organized under the laws of India (“Sun Pharma”), and a direct, wholly owned subsidiary of Alkaloida Chemical Company ZRT (f/k/a Alkaloida Chemical Company Exclusive Group Limited), a company formed under the laws of Hungary (“Alkaloida”), The Taro Development Corporation, a company formed under the laws of New York (“TDC”), and Sun Pharma Holdings, a corporation formed under the laws of Mauritius (“SPH”), including approval of: (i) the Agreement of Merger, dated as of January 17, 2024, by and among Sun Pharma, Alkaloida, Merger Sub, TDC, SPH and Taro (the “Merger Agreement”); (ii) the merger transaction pursuant to Sections 314 through 327 of the Companies Law, whereby Merger Sub will merge with and into Taro, with Taro surviving and becoming an indirect wholly owned subsidiary of Sun Pharma and its affiliates (the “Merger”); and (iii) all other transactions contemplated by the Merger Agreement (collectively, the “Transactions”).

Record holders of Taro’s outstanding Ordinary Shares as of the close of business in New York City on April 15, 2024, are entitled to notice of and to one vote at the Meetings or any adjournment or postponement thereof per Ordinary Share held.

Each of Sun Pharma, Alkaloida, TDC and SPH has agreed to vote or cause to be voted in favor of the Transactions all of the Ordinary Shares it beneficially owns and has the power to vote or cause to be voted, equal to 78.5% of the issued and outstanding Ordinary Shares and all of the Founder Shares beneficially owned by each of them (which constitute 100% of the Founder Shares), which together represent 85.7% of the aggregate voting power of Taro.

If the Merger is completed, Taro will become a privately held company and its shares will no longer be listed on the NYSE. After careful consideration, the special committee (the “Special Committee”) of Taro’s board of directors (the “Board”), composed entirely of independent directors of the Board, unanimously determined that the Transactions are advisable and fair to, and in the best interests of, the minority shareholders, and Taro’s audit committee of the Board (the “Audit Committee”) unanimously determined that the Transactions are advisable and fair to, and in the best interests of, Taro and its shareholders, and each of these committees unanimously recommended that the Board approve the Transactions. The Board has (i) upon such recommendations, unanimously (a) determined that the merger is advisable and fair to, and in the best interests of, Taro and its shareholders, (b) approved the Transactions and (c) determined to recommend to the shareholders of Taro the approval of the Transactions and (ii) determined that, considering the financial position of the merging companies, no reasonable concern exists that the surviving company in the merger will be unable to fulfill the obligations of Taro to its creditors. If the Transactions are approved at the Meetings, it is expected that the Transactions will close in late June.

Additional Information About the Merger

On January 17, 2024, Taro furnished to the U.S. Securities and Exchange Commission (the “SEC”) a current report on Form 6-K regarding the Merger, which includes as an exhibit thereto the Merger Agreement. All parties desiring details regarding the Merger are urged to review these documents, which are available at the SEC’s website (http://www.sec.gov) and Taro’s website (http://www.taro.com).

In connection with the Transactions, Taro will prepare and mail to its shareholders a proxy statement that will include a copy of the merger agreement. In addition, in connection with the Merger, Taro and certain other participants in the merger have prepared and filed with the SEC a Schedule 13E-3 Transaction Statement that includes Taro’s proxy statement as an exhibit thereto (as amended, the “Schedule 13E-3”). The Schedule 13E-3 was filed with the SEC on February 15, 2024, and amendments to the Schedule 13E-3 filed with the SEC on March 11, 2024, March 20, 2024, and April 15, 2024, respectively. INVESTORS AND SHAREHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE SCHEDULE 13E-3, INCLUDING ALL AMENDMENTS AND OTHER MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT TARO, THE MERGER, AND RELATED MATTERS. Shareholders also will be able to obtain these documents, as well as other filings containing information about Taro, the Merger and related matters, without charge from the SEC’s website (http://www.sec.gov) and Taro’s website (http://www.taro.com).

Taro and its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Taro’s shareholders with respect to the Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies are set forth in the Schedule 13E-3 and proxy statement.

This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell any securities, and it is not a substitute for any proxy statement or other materials that may be filed with or furnished to the SEC should the Merger proceed.

About Taro Pharmaceutical Industries Ltd. (NYSE: TARO)

Taro Pharmaceutical Industries Ltd. is a multinational, science-based pharmaceutical company dedicated to meeting the needs of its customers through the discovery, development, manufacturing and marketing of the highest quality healthcare products. For further information on Taro Pharmaceutical Industries Ltd., please visit the Company’s website at www.taro.com.

Forward-Looking Statements

This announcement contains forward-looking statements, including, but not limited to, the anticipated timing of closing the transaction and statements regarding the funding and consummation of the transactions. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Such factors, risks and uncertainties include the possibility that the merger will not occur on the timeline anticipated, or at all, if events arise that result in the termination of the Agreement, or if one or more of the various closing conditions to the merger are not satisfied or waived, or if the regulatory review process takes longer than anticipated and other risks and uncertainties discussed in documents filed with the SEC by the Company as well as the Schedule 13E-3 and the proxy statement filed by the Company. All information provided in this press release is as of the date of the press release, and the Company undertakes no duty to update such information, except as required under applicable law.

Further information on these and other factors is included in filings the Company makes with the SEC from time to time, including the section titled “Risk Factors” in the Company’s most recent Form 20-F, as well as the Form 6-K and Schedule 13E-3 (which includes the proxy statement) filed by the Company. These documents are available on the SEC Filings section of the Investor Relations section of the Company’s website at: https://taro.gcs-web.com/.

Investor Relations Contacts

Taro Pharmaceutical Industries Ltd.

Contact:

William J. Coote

VP, CFO

(914) 345-9001

William.Coote@taro.com

3